                                                                      EXHIBIT 12

                             SS&C TECHNOLOGIES, INC.
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                ($ IN THOUSANDS)

                                              SUCCESSOR                                   PREDECESSOR
                                     ---------------------------   ---------------------------------------------------------
                                                    NOVEMBER 23     JANUARY 1
                                      YEAR ENDED       THROUGH        THROUGH      YEAR ENDED     YEAR ENDED     YEAR ENDED
                                     DECEMBER 31,   DECEMBER 31,   NOVEMBER 22,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         2006           2005           2005           2004           2003           2002
                                     ------------   ------------   ------------   ------------   ------------   ------------
(Loss) income before income taxes      $(2,714)        $  831         $3,370         $31,040        $19,337        $12,300
Interest expense and amortization
   of deferred financing costs          47,427          4,920          2,092               9              2             --
Portion of rentals deemed to be a
   reasonable approximation of the
   interest factor                       2,642            208          2,119           1,052          1,046            903
                                       -------         ------         ------         -------        -------        -------
Income available for fixed charges     $47,355         $5,959         $7,581         $32,101        $20,385        $13,203
                                       =======         ======         ======         =======        =======        =======
Fixed Charges:
   Interest expense and
      amortization of deferred
      financing costs                  $47,427         $4,920         $2,092         $     9        $     2        $    --
   Portion of rentals deemed to be
      a reasonable approximation
      of the interest factor             2,642            208          2,119           1,052          1,046            903
                                       -------         ------         ------         -------        -------        -------
Total fixed charges                    $50,069         $5,128         $4,211         $ 1,061        $ 1,048        $   903
                                       =======         ======         ======         =======        =======        =======
Ratio of earnings to fixed charges           *            1.2            1.8            30.3           19.5           14.6

* Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges by $2.7 million.